Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Bill Bonello – 336-436-7732
Burlington, NC 27215	Company Information: www.labcorp.com

Telephone: (336) 584-5171

LabCorp Announces Collaboration for Kannapolis-Based Biorepository

BURLINGTON, NC, March 3, 2009 –Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced the signing of a collaboration agreement with Duke University related to LabCorp’s state-of-the-art Biorepository in Kannapolis, North Carolina.

The collaboration agreement focuses on the operation of the facility, as well as the management of samples deposited by Duke University, and its clients and collaborators, including samples from the MURDOCK study, which is applying modern-day technologies to identify genomic linkages across major chronic diseases and disorders.

LabCorp’s Biorepository is located adjacent to the North Carolina Research Campus (NCRC) in Kannapolis and is a dedicated facility for storage of human biological samples for a wide variety of customers, including academic centers, research organizations, healthcare providers and biotechnology companies. The Biorepository, which is expected to open later this year, will have the capacity to house up to 10 million samples and will offer both a high-security storage environment and on-site nucleic acid and sample preparation capabilities. The Biorepository will be closely linked to Duke University, the David H. Murdock Core Laboratory Building at the NCRC and LabCorp’s network of routine and esoteric laboratories for discovery and commercial testing.

“The Biorepository is an important addition to LabCorp’s biomarker development capabilities and our service offerings for our commercial clients,” said David P. King, Chief Executive Officer of LabCorp. “The Biorepository is also an important addition to our long standing relationship with Duke University and a new initiative for LabCorp at NCRC. The combined capabilities of our organizations through the Biorepository will further our leadership in personalized medicine and will lead to new discoveries and new diagnostic tests that will benefit patient care.”

“The future of healthcare is in personalized and genomic medicine which will require an ability to store and analyze large quantities of tissue and blood samples,” said Victor J. Dzau, MD, Chancellor for Health Affairs and CEO, Duke University Health System. “By identifying external collaborators whose capabilities dovetail with our research objectives, we can achieve a synergy in our goal to improve human health. The LabCorp Biorepository provides a solution for one of the essential requirements for driving science that will impact global health.”

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  About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.5 billion in 2008, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2008, and subsequent SEC filings.

Editor’s note: R. Sanders Williams, MD, senior vice chancellor for academic affairs at Duke, serves on the board of directors for LabCorp. Dr. Williams had no involvement in the negotiations leading to this agreement and was recused from discussions related to approval of this collaboration.

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